EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
July 23, 2008

CULLEN/FROST REPORTS STEADY SECOND QUARTER RESULTS

Operational Stability in a Challenging Economic Environment

Note: Cullen/Frost's second quarter earnings conference call will be held at 10:00 a.m. Central Time on Wednesday, July 23, 2008. To listen, dial 1-800-944-6430.

SAN ANTONIO - Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported steady results for the second quarter of 2008, demonstrating stability in its overall operations in a challenging economy.

The company reported net income of $52.5 million in the quarter, compared to the $53.6 million reported for the second quarter of 2007. On a per-share basis, earnings for the second quarter were $.89 per diluted common share, the same as the $.89 per diluted common share reported a year earlier. The second quarter of 2008 results included $700 thousand in after tax expense related to a patent litigation settlement. Returns on average assets and equity for the second quarter of 2008 were 1.56 percent and 13.44 percent, respectively, compared to 1.66 percent and 15.40 percent for the same quarter of 2007.

For the second quarter of 2008, net interest income on a taxable-equivalent basis rose 2.4 percent to $136.2 million, compared to the $133.1 million reported for the same quarter a year earlier. Average loans were $8.2 billion, up 9.8 percent from the $7.5 billion reported for the second quarter of 2007. Average deposits for the quarter increased 3.2 percent to $10.4 billion from the $10.1 billion reported a year earlier.

"The company performed well for the second quarter," said Cullen/Frost Chairman and CEO Dick Evans. "Loans and deposits were both up by solid margins over last year's second quarter, and we had good growth in our non-interest income and net interest income. However, we are mindful of the challenges of the current business environment, as we saw an increase in the provision for possible loan losses from the same quarter a year ago. With a loan-to-deposit ratio of 79 percent, credit quality at manageable levels and capital ratios in excess of well-capitalized levels, we continue to focus on customer relationships.

"The Texas economy remains resilient, though not immune to the currents affecting the national economy. Texas continues, for example, to enjoy positive job growth. As a result, competition in the state is extremely strong. We see it in deposit pricing from banks that need to shore up liquidity, and we see it on the lending side in both loan structure and pricing. We are meeting the challenges, and there's nowhere else I'd want to be in business."

Evans highlighted areas in which the company is competing even more vigorously.

"This week we are introducing a first-of-its-kind online account that we believe will gain great acceptance. At the same time as we launch this new account, we continue to focus on the bricks and mortar financial centers that many of our customers still want. During the second quarter, we relocated one of our financial centers serving the South side of San Antonio to a new facility, and we expect to open a total of five new financial centers in San Antonio, Dallas and Houston by the end of 2008. We see great opportunities in the Texas markets we serve, and I believe the Texas economy will continue to outperform that of the nation.

"Earlier this month, Frost began offering a family of mutual funds to retail investors through a bank subsidiary, Frost Investment Advisors. These funds, which were formerly commingled funds available only to trust customers and participants of qualified retirement plans, are now available to institutional investors and to the general public on a variety of platforms. This allows Frost's experienced team to offer investment services and expertise to more clients, who have come to trust the Frost name for stability.

"I thank our superb employees, whose energy, enthusiasm and commitment to our company and our customers make our results possible," Evans continued.

For the first six months of 2008, net income was $105.3 million, or $1.78 per diluted common share, compared to $100.9 million, or $1.67 per diluted common share, for the first six months of 2007. Returns on average assets and average equity for the first six months of 2008 were 1.57 percent and 13.66 percent, respectively, compared to 1.57 percent and 14.60 percent for the same period in 2007.

Other noted financial data for the second quarter follows:

w	Tier 1 and Total Risk-Based Capital Ratios were 10.15 percent and 12.68 percent, respectively, at the end of the second quarter of 2008 and are in excess of well capitalized levels.

w

Net interest income on a taxable-equivalent basis increased 2.4 percent to $136.2 million, from the $133.1 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets and was partly offset by a decrease in the net interest margin. The net interest margin was 4.68 percent for the second quarter, compared to 4.67 for the first quarter this year and 4.72 for the second quarter of 2007.

w

Non-interest income for the second quarter of 2008 increased 10.2 percent to $70.6 million, compared to the $64.0 million reported a year earlier.
   Trust fees increased 7.6 percent to $19.0 million, compared to $17.7 million in the second quarter of 2007. Contributing to the increase were higher levels of oil and gas management fees, as well as investment fees. The increase in oil and gas management fees was, in part, related to new lease bonuses and increased production. Investment fees represent approximately 70 percent of total trust fees and are generally assessed based on the market value of trust assets, which were $23.9 billion at the end of the second quarter. This market value includes both assets that are managed and held in custody.
   Service charges on deposits were $21.6 million, up 7.4 percent, or $1.5 million, compared to the same quarter the previous year. Impacting this rise was a $2.0 million increase in service charges on commercial accounts, resulting from higher treasury management fees. A drop in the earnings credit rate for commercial accounts, compared to a year earlier, impacted treasury management fees. When interest rates are lower, customers earn less credit for their deposit balances, and this, in turn, increases the amount of service charges to be paid for through fees.
   Insurance commissions and fees were $7.0 million, up 7.2 percent from the $6.5 million reported in the same quarter a year earlier.
   Other service charges and fees were $9.5 million, up $2.5 million, compared to $7.0 million reported in the same quarter a year earlier. During the second quarter of 2008, the company recognized $1.4 million in investment banking fees related to corporate advisory services.
   Other income rose 6.3 percent from the second quarter of last year to $13.5 million and was impacted by higher mineral interest income and higher revenue from checkcard usage.

w

Non-interest expense for the quarter was $120.1 million, an increase of 6.6 percent over the $112.6 million reported for the second quarter of last year. Total salaries and related employee benefits rose 5.1 percent, to $66.4 million, and were impacted by an increase in the number of employees, as well as normal annual merit increases. Net occupancy was up $608 thousand, compared to the second quarter of 2007, mainly due to an increase in lease expense. Furniture and fixtures increased $952 thousand from the same quarter last year, with most of the increase coming from software maintenance and depreciation expense, which were impacted by upgrades to our retail banking technology and teller systems and new locations. Other non-interest expense increased $2.9 million from a year earlier. The second quarter 2008 results include approximately $1.1 million from a settlement, release and license agreement associated with patent infringement litigation initiated by Data Treasury Corporation. The additional impact of the agreement on the operating results of the Corporation in future periods is not material. The specific terms of the agreement are confidential but include the licensing of two Data Treasury patents.

w

For the second quarter of 2008, the provision for possible loan losses was $6.3 million, compared to net charge-offs of $4.3 million. The loan loss provision for the second quarter of 2007 was $2.65 million, compared to net charge-offs of $2.72 million. Non-performing assets for the second quarter of 2008 were $49.6 million, compared to $36.6 million last quarter and $49.7 million a year earlier. The allowance for possible loan losses as a percentage of loans at June 30, 2008 was 1.13 percent, compared to 1.30 percent at the end of the second quarter of 2007. As a percentage of non-accrual loans, the allowance for possible loan losses was 233.5 percent at June 30, 2008, compared to 211.1 percent at the same date last year.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, July 23, 2008, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a "listen only" mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, July 27,2008 at 1-800-642-1687 or 1-706-645-9291 for international calls, with Conference ID # of 55373225. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the Web site, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $13.7 billion at June 30, 2008. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Frost operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is one of the largest banking organizations headquartered in Texas, with a legacy of helping Texans with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

   Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of God or of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
w	Acquisitions and integration of acquired businesses.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies and other financial service providers.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
w

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
w

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risks involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2008		2007

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$131,328	$129,880	$130,760	$130,624	$129,520
Net interest income(1)	136,223	134,767	135,269	134,704	133,095
Provision for possible loan losses	6,328	4,005	3,576	5,784	2,650
Non-interest income:
Trust fees	19,040	18,282	18,009	17,749	17,694
Service charges on deposit accounts	21,634	19,593	21,044	20,696	20,147
Insurance commissions and fees	7,015	11,158	5,979	7,695	6,545
Other charges, commissions and fees	9,496	6,931	7,949	10,772	6,979
Net gain (loss) on securities transactions	(56)	(48)	15	--	--
Other	13,452	14,312	13,387	13,844	12,655

Total non-interest income	70,581	70,228	66,383	70,756	64,020

Non-interest expense:
Salaries and wages	54,534	55,138	54,069	52,996	51,203
Employee benefits	11,912	14,113	9,945	10,727	11,997
Net occupancy	10,091	9,647	10,198	9,509	9,483
Furniture and equipment	9,182	8,950	8,870	8,793	8,230
Intangible amortization	1,955	2,046	2,162	2,184	2,188
Other	32,416	30,146	28,906	29,358	29,541

Total non-interest expense	120,090	120,040	114,150	113,567	112,642

Income before income taxes	75,491	76,063	79,417	82,029	78,248
Income taxes	22,944	23,283	24,717	25,566	24,619

Net income	$52,547	$52,780	$54,700	$56,463	$53,629

PER SHARE DATA

Net income - basic	$0.89	$0.90	$0.94	$0.97	$0.90
Net income - diluted	0.89	0.89	0.93	0.95	0.89
Cash dividends	0.42	0.40	0.40	0.40	0.40
Book value at end of quarter	26.11	26.85	25.18	23.74	22.99

OUTSTANDING SHARES

Period-end shares	59,081	58,747	58,662	58,423	59,074
Weighted-average shares - basic	58,733	58,538	58,387	58,439	59,324
Dilutive effect of stock compensation	483	520	598	731	810
Weighted-average shares - diluted	59,216	59,058	58,985	59,170	60,134

SELECTED ANNUALIZED RATIOS

Return on average assets	1.56%	1.59%	1.65%	1.72%	1.66%
Return on average equity	13.44	13.89	15.18	16.44	15.40
Net interest income to average earning assets(1)	4.68	4.67	4.70	4.69	4.72

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2008		2007

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$8,187	$7,918	$7,560	$7,436	$7,455
Earning assets	11,717	11,605	11,422	11,340	11,248
Total assets	13,518	13,382	13,169	13,026	12,923
Non-interest-bearing demand deposits	3,531	3,518	3,483	3,567	3,505
Interest-bearing deposits	6,885	6,876	6,765	6,685	6,593
Total deposits	10,416	10,394	10,248	10,252	10,098
Shareholders' equity	1,573	1,529	1,429	1,363	1,396

Period-End Balance:
Loans	$8,354	$8,013	$7,769	$7,461	$7,412
Earning assets	11,608	11,874	11,556	11,492	11,257
Goodwill and intangible assets	554	556	558	560	562
Total assets	13,671	13,794	13,485	13,167	12,949
Total deposits	10,627	10,728	10,530	10,096	10,177
Shareholders' equity	1,542	1,577	1,477	1,387	1,358
Adjusted shareholders' equity(1)	1,557	1,513	1,484	1,445	1,445

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses	$94,520	$92,498	$92,339	$92,263	$96,071
as a percentage of period-end loans	1.13%	1.15%	1.19%	1.24%	1.30%

Net charge-offs	$4,306	$3,846	$3,500	$9,592	$2,723
Annualized as a percentage of average loans	0.21%	0.20%	0.18%	0.51%	0.15%

Non-performing assets:
Non-accrual loans	$40,485	$28,642	$24,443	$21,356	$45,503
Foreclosed assets	9,146	7,944	5,406	5,023	4,222

Total	$49,631	$36,586	$29,849	$26,379	$49,725
As a percentage of:
Total loans and foreclosed assets	0.59%	0.46%	0.38%	0.35%	0.67%
Total assets	0.36	0.27	0.22	0.20	0.38

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based Capital Ratio	10.15%	9.98%	9.96%	10.07%	10.14%
Total Risk-Based Capital Ratio	12.68	12.55	12.59	12.83	13.25
Leverage Ratio	8.69	8.51	8.37	8.01	8.10
Equity to Assets Ratio
(period-end)	11.28	11.43	10.95	10.53	10.49
Equity to Assets Ratio
(average)	11.63	11.42	10.85	10.46	10.80

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Six Months Ended
	June 30,

	2008	2007

CONDENSED INCOME STATEMENTS

Net interest income	$261,208	$257,353
Net interest income(1)	270,991	264,222
Provision for possible loan losses	10,333	5,300
Non-interest income
Trust fees	37,322	34,601
Service charges on deposit accounts	41,227	38,978
Insurance commissions and fees	18,173	17,173
Other charges, commissions and fees	16,427	13,837
Net gain (loss) securities transactions	(104)	--
Other	27,764	26,503

Total non-interest income	140,809	131,092

Non-interest expense
Salaries and wages	109,672	102,917
Employee benefits	26,025	26,423
Net occupancy	19,738	19,117
Furniture and equipment	18,132	15,158
Intangible amortization	4,001	4,514
Other	62,562	66,600

Total non-interest expense	240,130	234,729

Income before income taxes	151,554	148,416
Income taxes	46,227	47,508

Net income	$105,327	$100,908

PER SHARE DATA

Net income - basic	$1.80	$1.70
Net income - diluted	1.78	1.67
Cash dividends	0.82	0.74
Book value at end of period	26.11	22.99

OUTSTANDING SHARES

Period-end shares	59,081	59,074
Weighted-average shares - basic	58,635	59,499
Dilutive effect of stock compensation	507	864
Weighted-average shares - diluted	59,142	60,363

SELECTED ANNUALIZED RATIOS

Return on average assets	1.57%	1.57%
Return on average equity	13.66	14.60
Net interest income to average earning assets(1)	4.67	4.69

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,

	2008	2007

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$8,052	$7,430
Earning assets	11,661	11,298
Total assets	13,455	12,992
Non-interest-bearing demand deposits	3,524	3,523
Interest-bearing deposits	6,881	6,652
Total deposits	10,405	10,175
Shareholders' equity	1,551	1,394

Period-End Balance:
Loans	$8,354	$7,412
Earning assets	11,608	11,257
Goodwill and intangible assets	554	562
Total assets	13,671	12,949
Total deposits	10,627	10,177
Shareholders' equity	1,542	1,358
Adjusted shareholders' equity(1)	1,557	1,445

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses	$94,520	$96,071
As a percentage of period-end loans	1.13%	1.30%

Net charge-offs:	$8,152	$5,314
Annualized as a percentage of average loans	0.20%	0.14%

Non-performing assets:
Non-accrual loans	$40,485	$45,503
Foreclosed assets	9,146	4,222

Total	$49,631	$49,725
As a percentage of:
Total loans and foreclosed assets	0.59%	0.67%
Total assets	0.36	0.38

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based Capital Ratio	10.15%	10.14%
Total Risk-Based Capital Ratio	12.68	13.25
Leverage Ratio	8.69	8.10
Equity to Assets Ratio (period-end)	11.28	10.49
Equity to Assets Ratio (average)	11.52	10.73

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

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